Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                     INTEGRATED MANAGEMENT INFORMATION, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Colorado                                             43-1802805
(State or other jurisdiction                                 (IRS Employer
 of incorporation)                                          Identification No.)

221 Wilcox , Suite A, Castle Rock, Colorado                        80104
-------------------------------------------                      -----------
(Address of Principal Executive Offices)                         (Zip Code)

                             2005 Stock Option Plan
                           2006 Equity Incentive Plan
               Registration of 1,650,000 shares underlying options
                 issued to the CFO under an employment contract

                                                                 Copy to:
         Registered Agent                                     Hank Vanderkam
         ----------------
         John Saunders                                  Vanderkam & Associates
         221 Wilcox, Suite A                            1301 Travis, #1200
         Castle Rock, CO 80104                          Houston, Texas 77002
         (303) 895-3002                                 (713) 547-8900
         --------------
         (Name, address and telephone
         number of agent for service)



Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
=================================================================================================

                                              Proposed maximum    Proposed maximum    Amount of
     Title of securities       Amount to be   offering price per  aggregate offering registration
      to be registered         registered        share (1)            price             fee
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Common Stock, $.001 par value   6,112,500        $0.25            1,528,125           163.06
=================================================================================================

(1) This Registration Statement covers (i) 1,462,500 shares of Common Stock (the "Common Stock"), $0.001 par value per share, of Integrated Management Corporation. ("IMI")(the "Registrant") issuable pursuant to the 2005 Stock Option Plan (the "2005 Option Plan") ii 3,000,000 shares of Common Stock under the 2006 Equity Incentive Plan that have been or may be issued to certain officers, employees or directors of the Company pursuant to the Plan and (iii) 1,650,000 shares of Common Stock underlying the options issued to the company's chief financial officer under his employment contract. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the closing price as reported on the Nasdaq Electronic Bulletin Board on March 6, 2007 under the symbol "INMG".

This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8) which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. This reoffer prospectus relates to up to 1,462,500 shares of Common Stock under the 2005 Stock Option Plan (ii) 3,000,000 shares of Common Stock under the 2006 Equity Inventive Plan, that have been or may be issued to certain officers, employees or directors of the Company pursuant to the Plan and (iii) 1,650,000 shares underlying options that have been previously granted the chief financial officer as part of an employment agreement. The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock issued under the 2005 Stock Option Plan, the 2006 Equity Incentive Plan and under the Employment contract with the Chief Financial Officer.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

            The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Integrated Management Information, Inc., 221 Wilcox, Suite A, Castle Rock, CO 80104.

         The resale prospectus referred to above follows this page.

                                   PROSPECTUS


                     INTEGRATED MANAGEMENT INFORMATION, INC.
                        6,112,500 SHARES OF COMMON STOCK
                          (par value $0.001 per share)



This prospectus relates to up to 6,112,500 shares (the "Shares") of common stock, par value $0.001 per share, of Integrated Management Corporation., a Colorado corporation (the "Company" or "IMI") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders") who have acquired or will acquire such Shares pursuant to stock options issued or issuable under the (i) the 2005 Stock Option Plan dated March 12, 2005; (ii) the 2006 Equity Incentive Plan dated February 6, 2007 (collectively referred to herein as the "Plans") and (iii) the 1,650,000 shares issuable under the Employment Contract with the Chief Financial Officer.

The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See "Plan of Distribution." All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or their donees and pledgees).

      Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

      Our common stock is quoted on the OTC Bulletin Board Service under the symbol "INMG" On February 14, 2007, the average of the bid and ask closing price of our common stock was $0.23 per share.


      See "Risk Factors" on page 3 hereof for a discussion of certain factors that should be carefully considered by prospective purchasers.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 14, 2007.

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "the Company," "IMI," "we" or "us" refer to Integrated Management Corporation.

                                TABLE OF CONTENTS

                                                                         Page

RISK FACTORS                                                                 4

FORWARD-LOOKING STATEMENTS                                                   8

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                              8

DESCRIPTION OF BUSINESS                                                      9

USE OF PROCEEDS                                                             14

SELLING STOCKHOLDERS                                                        15

DESCRIPTION OF SECURITIES                                                   16

PLAN OF DISTRIBUTION                                                        16

WHERE YOU CAN FIND MORE INFORMATION                                         18

INTERESTS OF NAMED EXPERTS AND COUNSEL                                      19


                                  RISK FACTORS

      Prospective purchasers of the common stock should consider carefully the following risk factors relating to the business of the Company, together with the information and financial data set forth elsewhere in this prospectus or incorporated herein by reference, prior to making an investment decision. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                          Risks Related to Our Business

We have had a history of operating losses, and there is no assurance that we will achieve profitability in the future.

We have a history of operating losses. For our calendar year ended December 31, 2005, we experienced a net loss from continuing operations of $1,027,972 and we were unprofitable during the first nine months of 2006 with a net loss of $1,117,240. It is uncertain if our future prospects will result in profitable operations. If we experience losses, the value of an investment in our common stock could decline significantly.

We may be unable to raise additional capital which is necessary to continue as ongoing concern.

We will not receive any proceeds from the sale of the common stock covered by this prospectus. If our business operations continue at their current levels, we will be unable to generate sufficient revenue and cash for our planned operations and will need to raise additional capital. Although we have raised $821,460 in the last several months, we can give no assurances that additional capital will be available to us on favorable terms, or at all. At present, we have sufficient cash to fund our operations for approximately one year. Based on our internal estimates, we will need approximately $950,000 to $1,000,000 over the next twelve months. In September, 2006, our bank increased our line of credit by $125,000 and we have raised $821,460 privately. As to any remaining funds, we will seek to raise additional equity through the sale of shares or convertible notes. Our inability to obtain additional capital, if and when needed, would have a material adverse effect upon our financial condition and our ability to continue as a going concern.

Market Acceptance of our recently introduced products is uncertain.

Although management believes that market acceptance of our recently introduced products, particularly our USVerified Source and Age Verification Systems are likely, market adoption is not certain. The Company can offer investors no assurances that its products will generate sufficient revenues to support a profitable business. If sales of these products are inadequate, revenues may not be sufficient to sustain our business, which may result in cessation of operations.

In excess of 40% of our projected near-term revenue growth is contingent upon sales of USVerified Source and Age Verification Systems.

We are currently benefiting from a slow but growing movement among US beef producers to source and age verify beef products. This emerging trend is fueled in part by the reopening of US beef export trade with Japan and other countries. The Company, however, can offer investors no assurances that even though trade barriers to US beef exports, especially with respect to Japan, have been lifted,that there will be market acceptance of U.S. beef. In the event that export markets do not develop, we may not be able to achieve revenue growth as planned, because there will be little incentive for producers to use our verification products thus jeopardizing our viability as a profitable entity.

Unless the Japanese market regains its acceptance of U.S. beef, there is a limited market for our products.

As a result of mad cow disease in at least one animal in the U.S., the Japanese and Korean beef markets were closed to U.S. Cattle and have been so for a protracted period except for a few weeks in December 2005 and January 2006 with the Japanese market. Because the Japanese and Korean markets are the largest beef export markets for U.S. producers accounting for approximately 37% and 24% respectively, and because each market requires verification, it is important to the sale of our products. Because the U.S. market does not mandate verification, there is limited incentive for beef producers to purchase our products. Therefore, unless the Japanese market for U.S. beef which just reopened, remains open and there is again consumer acceptance of U.S. beef, our sales will be significantly impaired and we will be unable to operate at a profit.

In the event that market demand for beef products declines, our customers may not be able to generate sufficient revenues to justify purchase of our verification solutions and consulting services

Public attitudes towards beef may be influenced by claims that beef products are unsafe for consumption or pose unknown health risks. Decreased demand for beef products could have a material adverse affect on the operating results and financial condition of our existing or prospective customers. If operating results of our customs are impaired, the resources that our customers can devote to building information systems for tracking cattle and herd management would be reduced which in turn would limit purchases of our verification solutions and consulting services. Therefore, our ability to generate revenue is subject to the risks and uncertainties relating to the financial condition of its customers.


Our future success depends upon our ability to obtain and enforce patents; prevent others from infringing on our patents, trademarks and other intellectual property rights; and operate without infringing upon the patents and proprietary rights of others.

We will be able to protect our intellectual property from unauthorized use of third parties only to the extent that it is covered by valid and enforceable patents and trademarks. We currently have three patents pending with the U.S. Patent Office, one of which accounts for over 40% of our total revenues. Patent protection generally involves complex legal and factual issues and, therefore, the enforceability of patent rights cannot be predicted with certainty. Moreover, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. In the event that patents owned by us do not provide adequate protection, we may not be able to prevent competitors from offering substantially similar products and services. Failure to protect our proprietary rights could seriously impair our competitive position.

In the event that third parties claim that our current or future products or services infringe upon their intellectual property, we may face litigation and be prevented from selling the products and services at issue. Infringement or other claims could be asserted or prosecuted against us in the future, and it is possible that past or future assertion or prosecutions could harm our business. Litigation either in defense of our intellectual property rights or in response to infringement claims made by others may be, both expensive and time consuming, which in turn would adversely affect our business.

We operate in a highly competitive industry with a limited market characterized by changing technology, frequent introductions of new products, product enhancements, and evolving industry standards.

We compete with many other vendors of products and services designed for tracking cattle and for herd management. Our competitors range from small start-up companies to multi-national firms of which there are at least four - See "Competition" below. These four competitors have significantly greater financial, technical and marketing resources. Competition is likely to intensify as current competitors expand their product offerings and as new companies enter the market. Increasing competition may result in reduced margins and the loss of market share. Our competitors may offer broader product lines or technologies that are more commercially attractive and gain greater market acceptance than our current or future products. Additionally, new technology may render our products obsolete.

Our future success depends to a significant degree upon the continued service of key senior management personnel, in particular, John and Leann Saunders.

Both John and Leann Saunders' reputation and prominence in the field provide the Company with a strong competitive advantage. While they are currently bound by employment agreements, we can offer investors no assurance that John and or Leann Saunders will be able to continue to work for us in the event of an unforeseen accident, severe injury or major disease, or on a long-term basis. The loss of key personnel could have a material adverse effect on our business and operating results.

New corporate governance requirements are likely to increase our costs and make it more difficult to attract qualified directors.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as rules adopted by the Securities and Exchange Commission. We expect that these laws, rules and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming and costly particularly the outside review of our internal controls. We also expect that these new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. These new requirements are also likely to make it more difficult for us to attract and retain qualified individuals to serve as members of our board of directors or committees of the board.

Because we are not presently subject to the same corporate governance standards as companies listed on registered stock exchanges or NASDAQ, our officers and Directors may have interests adverse to those of the Shareholders.

Registered stock exchanges and NASDAQ have enhanced corporate governance requirements that apply to issuers that list their securities on those exchanges. We plan to apply for the listing of our shares on the OTC Bulletin Board, which does not have comparable requirements. For instance, we are not required to have any independent directors or to adopt a code of ethics. In certain circumstances, management may not have the same interests as the shareholders and conflicts of interest may arise. We do not presently have a policy to resolve conflicts of interest. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that they may have to us or our shareholders in general, these persons may have interests different than yours which could adversely affect your investment.

                    Risks Related to Owning Our Common Stock

There is limited liquidity on the OTC Bulletin Board which may impact your ability to sell your shares.

Our shares are quoted on the OTC Bulletin Board. However, merely because a security is listed on the OTC Bulletin Board does not guaranty that there will be any trading volume in our shares. When fewer shares of a security are traded on the OTC Bulletin Board, price volatility may increase and price movement may outpace the ability of the OTC Bulletin Board to deliver accurate quote information. If there is low trading volumes in our common stock, there may be a lower likelihood of orders for shares of our common stock being executed, and current prices may differ significantly from prices quoted by the OTC Bulletin Board at the time of order entry.

Our common stock is subject to the penny stock rules which will limit the market for our common stock and increase the cost of sale because of additional broker compensation.

The term "penny stock" generally refers to low-priced, speculative securities of very small companies such as ours. Before a broker-dealer can sell a penny stock, Securities and Exchange Commission rules require the broker-dealer to first approve the customer for the transaction and receive from the customer a written agreement for the transaction. The broker-dealer must furnish the customer with a document describing the risks of investing in penny stocks. The broker-dealer must tell the customer the current market quotation, if any, for the penny stock and the compensation the broker-dealer and its broker will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the customer's account. These requirements make penny stocks more difficult to trade and because of the additional services to be performed by the broker will generally result in increased commissions and /or a wider spread between the bid and ask price of the stock. Since our common stock is subject to the penny stock rules, the market liquidity of our common stock may be adversely affected which could limit your ability to sell your shares.

There may be a greater risk of fraud on the OTC Bulletin Board.

OTC Bulletin Board securities are frequently targets for fraud or market manipulation because they are not regulated as closely as securities listed on exchanges. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of market prices. While there is regulation of the OTC Bulletin Board, it is not as comprehensive as the regulation of the listed exchange or NASDAQ. If our shares are listed on the OTC Bulletin Board and this should occur, the value of an investment in our common stock could decline significantly.

You could suffer substantial dilution and our stock price could decline if we issue additional securities in the future or if current holders of our securities choose to sell a large portion of their holdings at the same time. Our common stock, may not continue to be traded on the OTC Bulletin Board which may make it more difficult to sell your shares.

We cannot provide any assurance that our common stock will continue to trade on the OTC Bulletin Board. To retain our listing, our required SEC reports must be timely filed. There can be no guarantee that our reports will be timely filed, as delays in their filing may be beyond our control, such as a dispute with the auditor or the unavailability of required information. Should our common stock cease to trade on the OTC Bulletin Board and fail to qualify for listing on another stock exchange or trading system, our common stock would be listed for trading only on the "Pink Sheets," which generally provide an even less liquid market than the OTC Bulletin Board. In such event, shareholders may find it more difficult to trade our common stock or to obtain accurate, current information concerning market prices for our common stock, all of which would have a negative effect on the value of your shares.

We do not plan to pay dividends on our common stock.

We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on an investment in our common stock. There are no assurances that the price of our common stock will ever appreciate in value particularly if we continue to sustain operating losses. Investors seeking cash dividends should not buy our common stock.

It can be difficult to edit or cancel orders on the OTC Bulletin Board, which may impair your ability to sell our common stock at a favorable price.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed. As a result, it may not be possible to edit orders. Consequently, it may not be possible to sell our common stock at a favorable price.

Increased dealer compensation could adversely affect the price of our common stock.

If our shares are listed on the OTC Bulletin Board, the dealer's spread (the difference between the bid and ask prices) may be larger than that for shares traded on an exchange, and may result in substantial losses to the seller of shares of our common stock on the OTC Bulletin Board if such stock must be sold immediately. Further, purchasers of our shares of common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for shares of our common stock on the OTC Bulletin Board due to the foregoing, demand for the shares of our common stock on the OTC Bulletin Board may be decreased or eliminated.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements, including information about or related to our future results, certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any or all of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statements. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based upon actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and we have no obligation to update publicly or revise any of these forward-looking statements.

      These and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our planned effort to redeploy our assets and use our cash and cash equivalent assets to enhance stockholder value following the sale of substantially all of our electronic commerce business, which represented substantially all of our revenue generating operations and related assets, and the risks and uncertainties set forth in the section headed "Risk Factors" of this prospectus. The Company cannot guarantee its future performance.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

   (a) The Company's Registration Statement on Form SB-2 originally filed on April 27, 2006 and all subsequent amendments thereto.
   (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-QSB through the fiscal quarter ended September 30, 2006 and all Form 8-K.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

Integrated Management Information, Inc. was incorporated in 1998 as a Missouri corporation. In March, 2005, we reincorporated in Delaware and in April 2006 we redomiciled to Colorado.

Until December 31, 2004 we operated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended, with any income or loss passed through to the shareholders for income tax purposes. Beginning January 1, 2005 we converted to a Subchapter C corporation and became subject to income taxation.

                             Description of Business

Overview and Business Development

We were organized to apply information technology and electronic documentation management to the livestock industry by addressing the growing importance to the industry (producers, processors, and customers) of detailed information regarding identification, traceability, and verification of marketing claims such as: source of origin information, genetic background, animal treatment, animal health history, animal age, animal movements, nutrition, and other credence attributes (those claims made that can not be confirmed by visual inspection once the product reaches the meat case and is marketed to the consumer). To address this demand, we developed a range of proprietary web based applications, consulting methodologies, auditing processes, and other services to allow the livestock industry to record, manage, report, and audit this information.

In May 2005, we acquired certain assets and liabilities of Cattlefeeding.com, Inc., an entity which operated Cattenetwork.com, an internet-based online service providing news and information about the North American cattle industry. Cattlenetwork.com contributes revenues from its e-commerce activities (Cattlestore.com) and advertising.

Industry Background

As the cattle livestock industry has matured and expanded internationally, there has been an increasing need to record, manage, report and audit information regarding the source, age, genetic background, nutrition, and other credence attributes of livestock for the benefit of producers, processors, distributors, retailers, consumers, and regulators.

Demand for livestock identification, traceability and verification solutions further accelerated in recent years due to industry and consumer concerns regarding bovine spongiform encephalopathy (mad cow disease) governmental and industry regulations regarding recordkeeping for livestock, and technology, and technology advances, including radio frequency ID tags for livestock and web-based systems facilitating real-time data entry and reporting.

Many of the world's largest beef exporting countries, including Brazil, Argentina, and Australia, have established mandatory traceability and verification standards. Other countries have issued voluntary animal identification and traceability standards. The United States lags with regards to meeting this market demand, as the United States government has not to date established voluntary or mandatory traceability and verification standards. Currently, the Agriculture and Plant Health Inspection Services Agency ("APHIS") is working on the development of recommended voluntary animal identification and traceability standards. However, the estimated time for launch is not until January 2009.

To support industry driven marketing programs and to comply with regulations established by international export partners, the United States Department of Agriculture ("USDA"), Agriculture Marketing Service, Audit, Review and Compliance Branch has established the voluntary Quality System Assessment, Non Hormone Treated Cattle, and Process Verified programs based on ISO 9000 Standards. These programs provide guidelines and structure to enable suppliers of agricultural products and services to assure customers of their ability to provide consistent quality products or services by having their processes audited by independent, third-party audits using USDA approved methodologies and standards.

The USDA's Quality System Assessment (QSA) program is a documented quality management system and verification trail that can support specific product claims or customer requirements, as well as confirm compliance with export standards. The approved QSA must show that characteristics of the product are being monitored and measured accurately. Approved QSA programs are audited by the USDA at least twice per year.

The USDA's Process Verified Program ("PVP") is similar to the QSA program, but broader in scope. Like the QSA, PVP ensures that companies deliver products that meet stated product claims. In addition, it provides beef suppliers with a verifiable marketing tool. Once marketing claims are verified by the USDA, the company may use the "USDA Process Verified" shield on its marketing materials.

Both Quality Systems Assessment and Process Verification Programs are applicable to a company's entire program or certain portions of its programs where specified producer or product requirements are supported by a document quality management system and the documented delivery processes are verified through an independent, third party audit. To operate an approved program, suppliers must submit a documented quality management system to the Audit Review and Compliance Branch of the USDA Livestock and Seed Program and successfully pass a document review and an on-site audit.

Within the United States, these USDA programs are voluntary and are primarily useful in providing the industry with a process for demonstrating source, age, and quality attributes as the product moves through the supply chain. In addition, compliance with the programs allows producers to verify claims such as "all natural," "non-hormone treated," or "guaranteed tender."

To market beef products outside of the United States, suppliers must comply with the QSA and PVP policies and procedures and address the specified product requirements addressed in the USDA Export Verification ("EV") Program specific to each country. Regardless of final export destination or specific Export Verification program requirements, US suppliers seeking to sell beef products must participate in a pre-approved Quality System Assessment so as to have an approved means of verifying source, age, and other specific product requirements. Therefore, though the program is voluntary, it is mandatory to gain access to export markets.

To market beef products in Japan, Mexico, South Korea, Canada and Europe, the world's largest export markets, beef is required to be sourced from cattle that are of a certain maximum age at the time of slaughter. The USDA QSA program is the standard mechanism for verifying source and age for these export markets and, therefore, is a mandatory requirement for producers, packers, and distributors to sell beef products for export to these key markets.

These export markets represent a significant opportunity for the US cattle industry. Prior to the discovery of the first case of mad cow disease in the US in December 2003, the USDA estimated that the industry exported approximately $2.8B to Japan, Mexico, South Korea, and Canada. The governments of these and other countries responded to the discovery by forbidding import of beef from the US, and exports to these countries fell to approximately $0.4B during 2004. In large part because of implementation of the USDA QSA initiatives export partners' confidence in the US cattle supply increased, and many key export markets reopened, including Mexico, Hong Kong, Singapore, and Taiwan. In December 2005, Japan lifted its ban on imported US beef, but reinstated it in January 2006 after an inspection revealed a case of non-compliance with the Japanese import regulations. Current beef consumption within the US has not changed over the past 20 years, while the productivity of the US beef industry continues to improve. Therefore, international market access and growth is critical for the US beef industry. Future growth opportunities for US protein lie in consumption growth internationally, as only 2% of the world's population resides in the US. As of July 27, 2006, the Japanese market has reopened as has the Canadian, Mexican and European commodity markets. The Korean and Chinese markets remain closed.

The opportunity to participate in export markets presents a strong indicator of potential demand for approved verification processes, which have become essential. However, during the time in which the export markets are closed, demand for solutions to comply with these regulatory requirements is constrained.

The Business

To address the livestock industry's requirements to deploy and maintain identification, traceability, and verification systems and to facilitate participation in and compliance with the USDA's Quality System Assessment, Process Verification, and Beef Export Verification Programs, we have developed and offer a balanced portfolio of products and services. These solutions address specific requirements at each level of the livestock supply chain. In addition, we offer customized solutions to address unique customer requirements. We complement these products and services with our Cattlenetwork.com and Cattlestore.com industry information services and internet portals.

Our product and services offerings are described in further detail below.

USVerified

We offer a range of products and services under our USVerified brand to track, record, manage, report, and audit key data regarding livestock. Our offerings address the needs of each industry segment, and our customers span the supply chain from birth through the various stages of feeding and raising the livestock, to packing and distribution. We have no principal suppliers because most of our revenue is service related. What products we do purchase (principally cattle identification ear tags) we purchase from Allflex and Digital Angel. However, there are numerous other companies which manufacture and market such ear tags.

Our USVerified products and services offerings are tailored to the needs of each level of the beef supply chain in support of USDA programs:

Suppliers (Cow/Calf Producers)

SupplyVerified is a consulting and auditing service offered to cattle suppliers that enables them to demonstrate their ability to efficiently and accurately track key data related to the source and age of cattle. The USDA has informed us that our SupplyVerified program was the industry's first USDA approved offsite evaluation process for cattle suppliers to meet requirements under the USDA's Quality Systems Assessment (QSA) program.

Under the SupplyVerified program, suppliers provide documentation to us about their processes for compliance with the QSA program. This documentation is evaluated and audited by us and, if warranted, we provide a certificate that the producer meets the requirements of source and age verification. We charge each cattle supplier a fixed annual fee for performing the audit and providing the certification. In order to maintain QSA certification, a supplier must participate in the annual audits.

Based on the State of the Industry Report 2004 published by Primedia, the USDA estimates that there are approximately 792,050 independent suppliers of cattle in the United States, of which approximately 5,330 have herds of at least 500 head.

Feed Yards

We offer solutions to enable feed yards to comply with USDA's QSA requirements. Initially, we work with the feed yard to implement the required systems and procedures to track key data regarding the cattle that move through the operation, including source and age as well as additional health and nutritional information. This service is provided and priced to feed yards on a packaged basis, which includes access to our proprietary web based applications and processes, completion of a USDA program compliant manual, obtaining USDA approval, implementation services, and initial training. In addition, we offer a monthly service to maintain the USDA compliant manual and web host the data.

Based on the State of the Industry Report 2004 published by Primedia, there are approximately 93,000 independent feed yards in the United States with approximately 2,200 having capacity of at least 1,000 heads.

Packers

We offer solutions to meat packers, processors and distributors to demonstrate that their products comply with USDA's QSA requirements, Export Verification ("EV") requirements as well as the USDA's Process Verified Program ("PVP"), which is broader in scope than the QSA program. Suppliers with approved USDA Process Verified Programs are able to make marketing claims associated with their process verified points -- such as age, source, feeding practices, or other raising and processing claims - and market themselves as "USDA Process Verified." This service is provided and priced to meat packers on a packaged basis, which includes access to our Proprietary web based applications and processes, completion of a USDA program compliant manual, obtaining USDA approval, implementation services, and initial training. In addition, we offer a monthly service to maintain the USDA compliant manual and web host the data.

According to the most recent Packers & Stockyards data, in 2004 there were 689 federally inspected slaughter plants in the U.S. The top 4 firms slaughtered 69% of the total.

For the year ended December 31, 2005 our US Verified Programs provided approximately 42% of our revenue.

Consulting

In addition to our standard product offerings, we offer consulting and web-based development on a customized basis to meet special customer requirements. For the year-ended December 31, 2005, such services constituted approximately 27% of our total revenue.

Hardware

In support of these proprietary product and service offerings, we offer hardware products (primarily radio frequency identification cattle tags) to our customers. While these hardware products have lower profit margins compared with our proprietary offerings, they allow us to offer our customers a comprehensive solution. Approximately fourteen percent (14%) of our revenue was provided by the sale of hardware during the year-ended December 31, 2005.

Internet-Based Online Services

We own and operate Cattlenetwork.com, an internet-based online service providing news and information about the North American cattle industry and Cattlestore.com, an e-commerce site for customers to purchase a wide range of products and supplies related to agriculture. This business was acquired in May 2005. Prior to this acquisition, we did not offer any internet based online services.

According to Alexa Internet, an information service that tracks and analyzes website traffic, Cattlenetwork.com is the second largest online source of news and information regarding the North American cattle industry.

We derive revenue from our internet-based online service offerings through a combination of advertising sales to companies seeking to reach Cattlenetwork's unique base of readers and sales of products through Cattlestore.com. Internet Sales and advertising generated approximately twelve (12) percent of our revenue for the year-ended December 31, 2005.

Sales and Marketing

We sell our USVerified products and services directly to customers at various levels in the livestock supply chain. This program was formally launched in June of 2005 and represented a new line of business for the Company. Our largest customers are Smithfield, the largest U.S. pork packer and fifth largest beef packer; National Beef, the fourth largest U.S. beef packer; Harris Ranch; PM Beef Group; Creekstone Foods; US Premium Beef; America's Best Pork; Cargill Meat Solutions; Meyer Natural Angus; Land O Lakes; Purina Mills; Visa Trace; Walco Animal Health; Schering Plough Animal Health; Merial Corporation; Superior Livestock Marketing; The Beef Marketing Group; Angus GeneNet; Montana Branded Beef Association; Origen; the Missouri Department of Agriculture; the Missouri Veterinary Medical Association. No single customer generates more than 10% of our revenue.

Our marketing strategy includes direct marketing, advertising, event sponsorship, and trade show participation. From a public relations perspective, our staff is frequently quoted in industry trade journals and requested as speakers at various industry events as subject matter experts on the topics of animal identification, traceability, and the USDA QSA, EV and PVP programs. We maintain strong affiliations with the Beef Information Exchange, US Meat Export Federation, National Cattlemen's Beef Association, and Livestock Marketing Association.

In order to reach additional customers, we are developing strategic marketing partnerships with leading companies in the industry with complementary abilities and products. In February 2006, we entered into two strategic alliances:

* We announced a marketing agreement with Merial, Ltd. Under this agreement, Merial will offer our USVerified source and age verification solutions to cattle producers together with Merial's SUREHEALTH calf preconditioning program.

* We entered into an agreement with Superior Livestock, under which we will assist Superior Livestock in establishing a branded QSA compliant program, Superior Verified. Under this agreement, we will offer certification and auditing solutions to Superior Livestock's cattle producers.

We do not currently rely on any third party contracts with distributors, licenses or manufacturers in conducting our business.

Competition

Of the 792,050 independent suppliers of cattle in the United States, we estimate that only approximately 40,000 use some form of verification program. We currently provide tracking information for approximately 1,500 of these independent suppliers. Our system is a paper based system which does not require the use of a computer. All of the systems of our competitors require computer applications. Due to lack of computerized technology and accessibility at the supplier level, the paper based system utilizing a fax machine has gained wider acceptance. The remote transmittal of information by fax allows us to provide off-site evaluations. This reduces travel expenses and costs. Our system allows for offsite servicing (the review of the faxed information by our auditors and telephone verification) coupled with on site sample audits. All of our competitors require on site inspection. Our other advantage, to the best of our knowledge, is that our competitors do not offer a USDA approved program to feedlots and packers and therefore those that use our program also create additional opportunity with the cattle suppliers to utilize our verification (Supply Verify) program.

Our key competitors are:

AgInfolink, a privately held global information technology company that develops traceability tools for the world's food supply. In 2005, this company also acquired the business operations of Animal Permanent Electronic Identification Systems, Inc., a provider of animal traceability solutions to cattle producers in the central plains and Montana. AgInfolink competes with us on our Supplied Verify Program. We estimate that AgInfolink has less than 1,000 customers.

eMerge Interactive, Inc., a technology company serving the agricultural food service and healthcare industries. Its two principal business focuses are food safety technology and livestock management principally through its Inspection Control and Cattlelog Animal Information Systems. eMerge competes with us on our Supplied Verify Program. We estimate that eMerge has less than 1,000 customers.

MicroBeef Technologies, is a manufacturer of computerized real-time management systems for the beef industry. Its management systems include marketing management, information systems, nutrition programs and health administration. They also have a verification program, ECM, which competes with our Supply Verified Program. We estimate that MicroBeef has less then 500 customers.

Sterling Solutions, an affiliate of Sterling Marketing, Inc., offers market driven source verification programs designed for simplicity and compliance with domestic and international standards. Sterling Solutions is a USDA Process Verification Program which competes with our Supply Verified Program. We estimate that Sterling has approximately 150 customers.

Pricing

IMI believes that the following is the current pricing for each company's supply verification program.

a) AgInfolink - $4.00 per animal b) eMerge - $3.50 per animal c) MicroBeef - $7 per animal d) Sterling - $12 per animal
e) IMI - Flat rate of $150 regardless of the number of animals

Intellectual Property

We have three patents pending: Serial No. 10/278,876 - Information system and method for gathering information relating to livestock; Serial No. 10/462,169 - Livestock pricing system; Serial No. 11/190, 245 - Computer program and method for establishing, documenting, implementing and maintaining a quality management system for quality systems assessment and product verification programs.

 We have been granted a trademark for Passport to Profitability, Beef Passport and Grid Max. We have filed trademark applications for Chuteside, Web Integrator, US Verified, IMI Global, the IMI Logo, Cattlenetwork and Cattlestore.

Employees

As of December 31, 2005, we had thirteen (13) employees all of which are full-time. As of September 15, 2006 we have fifteen (15) employees, all of which are full-time.

DESCRIPTION OF PROPERTIES

We lease approximately 2,415 square feet of office space in a two story building in Platte City, Missouri. Our lease expires on January 31, 2008. Our rent for the facility in Platte City, Missouri is $1,550 per month.

We lease approximately 3,100 square feet of office space in a one story office facility in Castle Rock, Colorado which is used as our corporate headquarters. Our lease expires on June 18, 2011. Our rent for the facility, including expenses, in Castle Rock, Colorado is $4,973 per month.

USE OF PROCEEDS

The Company will not realize any proceeds from the sale of the common stock which may be sold pursuant to this prospectus for the respective accounts of the Selling Stockholders. The Company, however, will derive proceeds upon the exercise of the options and/or Warrants granted to the Selling Stockholders. All such proceeds will be available to the Company for working capital and general corporate purposes. No assurances can be given, however, as to when or if any or all of the options will be exercised.

                              SELLING STOCKHOLDERS

      This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired or may acquire Shares pursuant to each of the Plans. The Selling Stockholders may resell any or all of the Shares at any time they choose while this prospectus is effective.

      Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire common stock under the Plans may be added to the Selling Stockholder list below by a prospectus supplement filed with the Commission. The number of Shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their common stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

      Each of the Selling Stockholders is an employee of or consultant to the Company. The following table sets forth:

* the name and principal position or positions over the past three years with the Company of each Selling Stockholder;

* the number of shares of common stock each Selling Stockholder beneficially owned as of January 1, 2007

* the number of shares of common stock acquired by each Selling Stockholder in connection with stock options and stock grants pursuant to the Plans and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this prospectus; and

* the number of shares of common stock and the percentage, if 1% or more, of the total class of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder in connection with grants pursuant the Plans and registered under this Registration Statement.

      There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The address of each Selling Stockholder is 221 Wilcox, Suite A, Castle Rock, CO 80104.

Name of Seller                                 Number of Shares                   Number of Shares to
--------------          Position                Beneficially      Shares to be   be Beneficially Owned
                                                 Owned (1)           Sold        After the Offering (2)

Cory Weaver           Vice President                 50,000        712,500          50,000
Jim Norwood                                          30,000        112,500          30,000
Eric Kelton                                          42,048        75,000           42,048
Dusty Markam          Asst. Vice President           50,000        75,000           50,000
Cara Gerken           Vice President                 50,000        75,000           50,000
Rob Cook              Director-Cattlenetwork         -             75,000           -
Rob Streight          Vice President                 -             75,000           -
Keith Belk                                           30,000        37,500           30,000
Warren Gfeller                                       -             37,500           -
Emily Saunders                                       20,000        37,500           20,000
Melinda Birkeland                                    20,000        37,500           20,000
Rod Bowling                                          30,000        37,500           20,000
Doug Stanton                                         50,000        37,500           50,000
Gary Smith            Director                       50,000        37,500           50,000
Mark McGregor         Chief Financial Officer        -             1,650,000        -




1) Based on share ownership as of January 1, 2007. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

2)         Assumes the sale of all shares being registered by this Prospectus.


                           DESCRIPTION OF COMMON STOCK


The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our Articles of Incorporation authorize us to issue up to 95,000,000 common shares, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value. As of November15, 2006, we had 17,867,515 shares of common stock outstanding held by our stockholders. No shares of preferred stock have been issued.

Liquidation Rights

Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in our assets legally available for distribution to stockholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends in the past and it is not anticipated that any dividends will be paid in the foreseeable future.

Voting Rights

Holders of our common shares are entitled to cast one vote for each share held at all stockholders meetings for all purposes. There are no cumulative voting rights.

Other Rights

Our common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to, or purchase, additional common shares in the event of a subsequent offering. There are no other material rights of the common stockholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of IMI. We have not issued any debt securities. Each stockholder of IMI will receive an annual report, including audited financial statements. IMI is a reporting company and files quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

* market transactions in accordance with the rules of the OTC Bulletin Board Electronic Quotation Service or any other available markets or exchanges;

* ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

* block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* an exchange distribution in accordance with the rules of the applicable exchange;

*    privately negotiated transactions;

*    short sales entered into after the date of this prospectus;

* through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

*    distributions to the partners and/or members of the Selling Stockholders;

* redemptions or repurchases of interests owned by partners and/or members of the Selling Stockholders;

* broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

*    a combination of any such methods of sale; and

*    any other method permitted pursuant to applicable law.

      In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTC Pink Sheets Electronic Quotation Service or any other available markets or exchanges.

      The aggregate proceeds to the Selling Stockholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

      The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission's Public Reference Room.

      Our common stock is quoted on the OTC Bulletin Board under the symbol "INMG:OB."

      With respect to our common stock, this prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus is a part. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

      You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities, however, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than our common stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of IMI common stock offered by this prospectus will be passed on by Vanderkam & Associates, as counsel to IMI Hank Vanderkam, Vanderkam & Associates owns no shares, nor does anyome else in the firm. In addition, neither he nor anyone else in the firm has been granted options or warranties in IMI.

                                RESALE PROSPECTUS

                     INTEGRATED MANAGEMENT INFORMATION, INC.

               Shares of Common Stock, par value $0.001 per share

                                February 14, 2007

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                     PART II
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Company's Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Colorado law. Colorado law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Colorado law.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to wich the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

         The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

                       EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

                                    EXHIBITS

         4.1      2005 Stock Option Plan
         4.2      2006 Equity Incentive Plan
         5.1 Opinion and consent of Vanderkam & Associates re: the legality of the shares being registered
         23.1     Consent of Vanderkam & Associates (included in Exhibit 5.1)
         23.2     Consent of E. Randall Gruber, CPA, P.C.

                                  UNDERTAKINGS

         (a) The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
                  (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Castle Rock, CO on the 14th day of February 2007.

                                       INTEGRATED MANAGEMENT CORPORATION


                                         By: /s/ John Saunders
                                             ------------------------
                                             John Saunders, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                     Title                                Date


/s/ John K. Saunders                                        March 7,  2007
--------------------
John Saunders           Chairman, President and Director

/s/ Dr. Gary Smith                                          March 7,  2007
 -----------------

Dr. Gary Smith          CEO and Director

/s/ Adam Larson
------------------
Adam Larson             Director                            March 7,  2007

/s/ John W. Bellinger
-------------------
John W. Bellinger       Director                            March 7,  2007

                             Vanderkam & Associates
                               1301 Travis, #1200
                                Houston, TX 77002
                               713-547-8900 phone
                             713-547-8910 facsimile

                                March 7, 2007


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   Integrated Management Corporation.
            Registration Statement on Form S-8

Gentlemen:

      We have acted as special counsel to Integrated Management Corporation., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration by the Company under the Securities Act of 1933, as amended, of an aggregate of 6,112,500 shares (the "Shares") of the Company's common stock (the "Common Stock"), $0.001 par value per share, pursuant to (i) the Company's 2005 Stock Option Plan 1,462,500 shares (ii) the 2006 Equity Incentive Plan (3,000,000 shares) collectively referred to herein as the "Plans" and (iii) 1,650,000 shares underlying options issued to the CFO under an employment contract.

      We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

      We have relied, without independent investigation, upon a certificate from the Company's Chief Executive Officer as to certain factual and other matters including that the number of shares which the Company is authorized to issue in its Certificate of Incorporation, as amended, exceeds by at least the number of shares which may be issued in connection with the Plans, the sum of (i) the number of shares of the Company's Common Stock outstanding, (ii) the number of shares of the Company's Common Stock held as treasury shares, and (iii) the number of shares of the Company's Common Stock which the Company is obligated to issue (or has otherwise reserved for issuance for any purposes), and we have assumed for purposes of our opinion herein that such condition will remain true at all future times relevant to this opinion. We have also assumed that the Company will cause certificates representing Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the due and proper issuance of such Shares. We have assumed for purposes of this opinion that options issued under the Plans, the Shares issuable upon exercise of such options and Shares to be issued pursuant to the 2006 Stock Compensation Plan and the 1,650,000 options issued to the CFO have been duly authorized by all necessary corporate action on the part of the Company and such options and Shares of restricted stock have been duly authorized and granted under the Plans. We express no opinion regarding any shares reacquired by the Company after initial issuance.

We are members of the Bar of the State of Texas and are not admitted to practice law in any other jurisdiction. We do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Texas, the General Corporation Law of the State of Nevada, and laws of the United States of America.

      Subject to the limitations stated in this letter, and subject further to the following limitations, it is our opinion that the Shares issued or issuable by the Company, under and in accordance with all of the provisions of the Plans, will, upon delivery thereof and receipt by the Company of all and adequate consideration owed to the Company therefor (assuming such consideration exceeds the par value therefor), be validly issued, fully paid and non-assessable.

      The foregoing assumes that the aforesaid Registration Statement will become and remain effective under the Securities Act of 1933, as amended, prior to any offering of the Shares pursuant to the terms thereof and will be amended, as appropriate, and that there will be compliance with all applicable state securities laws in connection with the offering of such securities, as well as compliance with the terms of the offering set forth in the Registration Statement.

      This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity. This opinion is provided to you as of the date hereof. We undertake no, and hereby disclaim any obligation to advise you of any change in any matter set forth herein. Without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

      We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                     Very truly yours,


                                                     /s/ Vanderkam & Associates

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM




As independent certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Integrated Management Corporation. which report appears in the Company's Annual Report on Form SB-2 for the years ended December 31, 2004 and 2005, and to all references to this firm included in such Registration Statement.


                                          /s/ E. Randall Gruber, CPA, P.C.

                                          E. Randall Gruber,
CPA, P.C.





Date: March 7, 2007